CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment No. 524 to Registration Statement No. 33-26305 on Form N-1A of our report dated November 25, 2015, relating to the financial statements and financial highlights of the BlackRock Emerging Markets Dividend Fund, a portfolio compromising the BlackRock Funds, appearing in the Annual Report on Form N-CSR of the BlackRock Funds for the year ended September 30, 2015, and to the references to us under the headings “Financial Highlights” and “Independent Registered Public Accounting Firm” in the Prospectus and “Independent Registered Public Accounting Firm” and “Financial Statements” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche

Philadelphia, Pennsylvania

January 26, 2016